LIMITED LIABILITY COMPANY INTEREST PURCHASE AND SALE AGREEMENT

ARTICLE 6 BROKERAGE	14
6.1 Brokers	14
6.2 Survival	14
ARTICLE 7 MISCELLANEOUS	14
7.1 Modification or Amendments	14
7.2 Entire Agreement	14
7.3 Applicable Law and Severability	15
7.4 Arbitration	15
7.5 Successor and Assigns	15
7.6 Further Assurances	15
7.7 Captions	15
7.8 Separate Counterparts	15
7.9 No Obligation to Third Parties	15
7.10 Notices	15
7.11 Costs	16
7.12 Computation of Time	16
7.13 Confidentiality; Press Releases	16
7.14 Tax Matters	16
7.15 Intentionally Omitted	18
7.16 SEC Filings; S-X 3-14 Audit.	18
7.17 Survival	18
ARTICLE 8	18
8.1 Escrow Agreement	18

LIMITED LIABILITY COMPANY INTEREST PURCHASE AND SALE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AND SALE
AGREEMENT (this “Agreement”), dated as of August 5, 2021 (“Effective Date”), is made and entered into by and among each of the sellers listed on Exhibit C to this Agreement (“VI Seller” and “Co-Invest Seller” and collectively, on a joint and several basis, “Seller”) and the purchaser listed on Exhibit C to this Agreement (“Purchaser”). Escrow Agent joins herein as escrow agent and for the purposes set forth herein. Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals:

A.VI Seller and Co-Invest Seller each own fifty percent (50%) of the limited liability company interests in GVI RH JV Investor, LLC, a Delaware limited liability company (the “Company”), such that Seller collectively owns one hundred percent (100%) of the limited liability company interests in the Company, which is the owner of ninety-five percent (95%) of the limited liability company interests in RH Joint Ventures, LLC (“RHJV”), which directly or indirectly owns a portfolio of 4,038 single family rental homes located in various markets in the United States as set forth on Exhibit A attached hereto (each, a “Property”).

B.VI Seller and Co-Invest Seller each desire to sell twenty-four and one-half percent (24.5%) of the limited liability company interests in the Company such that Seller collectively desires to sell forty-nine percent (49%) of the limited liability company interests in the Company (the “Interests”) to Purchaser, and Purchaser desires to acquire the Interests, in each case subject to the terms and conditions set forth below, such that following the Closing contemplated under this Agreement, Seller shall collectively own fifty-one percent (51%) (the “Retained Interest”) and Purchaser shall own forty-nine percent (49%) of the limited liability company interests in the Company.

C.Concurrently with the Closing, Seller and Purchaser shall enter into an amended and restated limited liability company agreement of the Company in form to be agreed to by the Parties pursuant to this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 CERTAIN DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meaning ascribed to such term on Schedule 1.1 attached hereto.

ARTICLE 2 SALE OF INTERESTS

2.1The Interests. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), (a) Seller shall sell, transfer and deliver all of Seller’s interest in and to the Interests to Purchaser, free and clear of any Liens (as hereinafter defined), and (b) Purchaser shall purchase all of Seller’s interest in and to the Interests from Seller, free and clear of any Liens. Notwithstanding anything in this Agreement or the JV Agreement to the contrary, Seller is not selling and Purchaser is not purchasing any interest in those properties listed on Schedule 2.1 attached hereto (the “Excluded Houses”). The Excluded Houses may be sold in Seller’s sole and absolute discretion at any time, including after Closing, and any such sale shall not affect the Purchase Price payable under this Agreement. Any and all proceeds from the sale of any Excluded Houses that are distributed by RHJV to the Company shall belong solely to Seller and shall be distributed as a special distribution by the Company solely to Seller.

2.2Purchase Price. Except as otherwise provided in this Agreement, it is the intent of Seller and Purchaser that all items of income and expense attributable to the Company prior to the Closing Date inure to Seller, and that all items of income and expense attributable to the Company on and after the Closing Date inure to Purchaser and Seller in accordance with the JV Agreement. In consideration for the transfer of the Interests to Purchaser, Purchaser shall pay the Purchase Price to Seller on the Closing Date.

(a)The Purchase Price shall be delivered by Purchaser to Escrow Agent by wire transfer of immediately available funds no later than 2:00 p.m. Central Time on the Closing Date.
(b)In the event that any errors in the calculation of Working Capital made at Closing are discovered after Closing, and upon the final accounting of any figures which are based on estimates at Closing, the Parties shall promptly, but in all events no later than 120 days after the end of the calendar year in which the Closing occurs, re-adjust the subject amounts, with such payments to be made between the Parties as are necessary to correct the errors or to effect the reconciliations.

2.3Diligence Information. Seller has delivered to Purchaser through an electronic website or drop-box accessible via the website link set forth on Schedule 2.3 (the “Data Room”), for Purchaser’s review, material information and the documents concerning the Company, RHJV, the Subsidiaries and/or the Properties to the extent such information or documents are in Seller’s, reasonable control or possession, including, without limitation, the documents listed in the index of the Data Room, historical financial and operating statements, management agreements, capital budgets, organization charts and documentation, material loan and financing documents and budgets (the “Diligence Information”).

2.4Intentionally Omitted.

2.5Closing. The closing of the transactions contemplated herein (the “Closing”) shall, provided the conditions precedent described in Sections 2.7 and 2.8 have been satisfied or waived in writing by the Party for whose benefit such conditions precedent exists, occur on the Effective Date (the “Closing Date”).

2.6.Closing Deliveries and Closing Actions.

(a)Seller Deliveries. Seller acknowledges and agrees that as conditions precedent to Purchaser’s obligation to consummate the Closing, Seller shall have executed and delivered to Purchaser the following, as of the Closing:

(i)The assignment of limited liability company interests substantially in the form attached hereto as Exhibit B (the “Assignment Agreement”);

(ii)The formation, operating and other organizational and government documents and agreements of the Company, RHJV and the Subsidiaries (each as are existing as of such date or as the same have been amended to date) listed on Schedule 2.6 (the “Organizational Documents”);

(iii)The JV Agreement;

(iv)An executed IRS Form W-9 from Seller;

(v)A settlement statement in form and substance satisfactory to Purchaser and Seller setting forth the closing adjustments and prorations as provided herein (the “Settlement Statement”), executed by Seller;

(vi)A certification by Seller that its representations and warranties in this Agreement are, subject to Section 2.7(b), true and correct in all material respects as of the Closing Date; and

(vii)Any additional documents or instruments that are customary for like-transactions, that are required by any state in which a Property is located or that Purchaser or Escrow Agent may reasonably require for the consummation of the transaction contemplated by this Agreement without the imposition of any additional obligations or liabilities.

(b)Purchaser Deliveries. Purchaser acknowledges and agrees that as a condition precedent to Seller’s obligation to consummate the Closing, Purchaser shall have executed and/or delivered to Seller the following as of the Closing:

(i)The Assignment Agreement;

(ii)The JV Agreement;

(iii)The Purchase Price;

(iv)The Settlement Statement, executed by Purchaser;

(v)A certification by Purchaser that its representations and warranties in this Agreement are, subject to Section 2.8(b), true and correct in all material respects as of the Closing Date; and

(vi)Any additional documents or instruments that are customary for like-transactions, that are required by any state in which a Property is located or that Seller or Escrow Agent may reasonably require for the consummation of the transaction contemplated by this Agreement without the imposition of any additional obligations or liabilities.

2.7Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

(a)All of the documents required to be delivered by Seller to Purchaser pursuant to the terms hereof, either at the Closing or otherwise, shall have been delivered;

(b)Each of the representations, warranties and covenants of Seller contained herein shall be true and correct on and as of the Closing Date;

(c)Seller shall not be in default under this Agreement (beyond all notice and cure periods);

(d)The parties to the RHJV Agreement shall have released their signatures to the amendment to the RHJV Agreement attached hereto as Schedule 2.7 hereof (the “RHJV Amendment”).

(e)Neither Seller nor the Company shall be a debtor in any bankruptcy proceeding nor shall Seller nor the Company have been in the last six (6) months a debtor in any bankruptcy proceeding

(f)Intentionally Omitted; and

(g)There shall not be pending any litigation or any threatened litigation, which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Seller.

2.8Seller’s Conditions to Closing. Seller’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

(a)All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(b)Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects on and as of the Closing Date; and

(c)Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder.

ARTICLE 3
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants as of the Closing Date to Purchaser as to itself, the Interests and where applicable, the Company, RHJV and the Subsidiaries:

3.1Organization; Validity and Execution.

(a)Seller, the Company, RHJV and the Subsidiaries are each duly formed, validly existing and in good standing under the laws of their respective jurisdictions of organization or formation and in each jurisdiction where authorized to do business and have all necessary power and authority to carry on their respective business as is now being conducted.

(b)Seller has full power and authority, and has taken or will take all actions necessary, to execute, deliver and perform its obligations under this Agreement and any related documents, instruments or agreements that may be necessary to fulfill its obligations and consummate the transactions contemplated hereunder and thereunder, including, without limitation, the Assignment Agreement and the JV Agreement (collectively, the “Seller Transaction Documents”). This Agreement has been, and each of the other Seller Transaction Documents to which Seller is a party will, at the time of its execution, have been duly authorized, executed and delivered by Seller, and, when executed and delivered by Seller will constitute Seller’s legally valid and binding obligation, enforceable against Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization and other similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.2No Conflict. The execution, delivery and performance by Seller of each of the Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, (i) does not conflict with or result in a violation of, or breach of, or constitute a default or potential default under, any law or administrative regulation (including any anti-bribery, anti- corruption or taxation laws) or any of the terms, conditions, or provisions of any judgment or decree applicable to the Company or Seller; (ii) does not conflict with or result in a violation of, or breach of, or constitute a default or potential default under provisions of the organizational documents of Seller or the Company; and (iii) does not constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, amendment of, or loss of any benefit with respect to, any contract, agreement, deed, bond, note, resolution, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company or Seller is a party or by which the Company or Seller is bound.

3.3Ownership of Interests. Seller has not directly or indirectly assigned, transferred or conveyed any of its limited liability company interests in the Company to any person or entity nor has it entered into any agreement (other than this Agreement) to do so. Seller has not granted to any person (other than to Purchaser pursuant to this Agreement) any right to purchase (and it has not entered into any binding obligation to sell) the debt and/or equity interests or any other ownership or participation interest in the Company. Seller has good and legal title to the Interests and owns all limited liability company interests in the Company, beneficially and of record, free and clear of any liens (including negative liens), mortgage, security interest, pledge, attachment, claim, charge, option, hypothecation, right of pre-emption, power of sale, or any other third party right of any kind or an agreement, arrangement or obligation to create any of the foregoing, any levy or other charge or encumbrance whatsoever (each a “Lien”). Except for the Interests and the Retained Interest, there are no other membership interests or securities (debt, hybrid, or equity) of any other nature whatsoever issued or issuable by the Company. No portion of the limited liability company interests in the Company has ever been certificated.

3.4Organization; Organizational Documents. The chart depicted on Schedule 3.4 (the “Organizational Chart”) depicts the organizational structure as of the Effective Date and, except as shown on the Organizational Chart, the Company owns no direct or indirect interest in any entity. The Organizational Documents are in full force and effect and Seller has provided to Purchaser true, correct and complete copies of the Organizational Documents in Seller’s possession or control. Seller has complied in all material respects with all of the terms of the Organizational Documents. Except as set forth on Schedule 2.6, there are no other formation, operating and/or other organizational and governing documents relating to the Interests and the Company.

3.5RHJV Agreement. The RHJV Agreement is in full force and effect and Seller has provided to Purchaser true, correct and complete copies of the RHJV Agreement in Seller’s possession or control. Seller has not received or delivered any notices of default under the RHJV Agreement and to Seller’s actual knowledge, no default exists that is uncured under the RHJV Agreement. Except as set forth on Schedule 2.6, there are no other formation, operating and/or other organizational and governing documents relating to RHJV.

3.6Loan Documents and Trust Documents.

(a)The Loan Documents and Trust Documents are in full force and effect and Seller has provided to Purchaser true, correct and complete copies of the material Loan Documents and Trust Documents in Seller’s possession or control. None of Seller, the Company, or to Seller’s actual knowledge, RHJV or the Subsidiaries have received or delivered any notices of default under any of the Loan Documents or Trust Documents and to Seller’s actual knowledge, no party to any Loan Document or Trust Document is in default in any material respect under any of the Loan Documents or Trust Documents such that the Lender or any other party thereto would have the right to deliver a notice of default or other similar notice under such documents. For the purposes of the first sentence of this Section 3.6, “material” shall mean documents relating to or setting forth the economic terms of the Loan Documents and the Trust Documents (e.g., principal, interest and maturity date), the collateral, cash management, including deposit account control agreements, guarantees and other similar documentation, but excluding mortgages and lien instruments that are directly related to a Property.

(b)To Seller’s knowledge, the Trust REMIC (as defined in the Trust Documents) was formed in accordance with applicable legal requirements and the Trust REMIC continues to qualify as a real estate mortgage investment conduit in accordance with Sections 860D-860G of the Code.

(c)To Seller’s knowledge, RHJV and RHJV MOA, LLC have complied with all legal requirements imposed on the “sponsor of a securitization transaction” as set forth in Regulation RR, 17 C.F.R. Part 246 (the “Credit Risk Retention Rules”), and, to Seller’s knowledge, the transactions contemplated by this Agreement shall not cause either RHJV or RHJV MOA, LLC to violate any provision of the Credit Risk Retention Rules.

3.7No Rights in Others. The Company has not granted to any party, other than Purchaser pursuant to this Agreement, any right of first offer, right of first refusal, right to purchase, or other preemptive or preferential right with respect to the Interests or any other direct or indirect ownership interests in the Company.

3.8Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with, any person or entity (including, without limitation, any governmental authority or any direct or indirect equity owner of Seller, or Operator Member, or any party to the Trust Documents) by Seller or the Company which has not been obtained, given or made on or prior to the date hereof, in order to authorize or permit the consummation of the transactions contemplated by this Agreement and the other Seller Transaction Documents.

3.9Financial Statements. Seller has provided Purchaser with true, correct and complete copies of the year to date financials of the Company and RHJV (to the extent received by Seller from the Operator Member) for calendar years 2020 and 2021 (the “Financial Statements”), copies of which are included in the Data Room. The Financial Statements are the financial statements that Seller relies on in the operation of its business and for internal accounting purposes.

3.10Assets; No Undisclosed Liabilities.
(a)Other than assets set forth on the Financial Statements, the sole assets of the Company are its interests in RHJV and the Subsidiaries and its indirect interest in the Properties. The only assets of RHPOC Equity Owner, LLC is its membership interest in Borrower, its indirect interest in the Properties and assets derived from its direct or indirect interest in Borrower or the Properties. The only asset of RHJV Depositor, LLC is its interest in the Trust Documents and any indemnifications for the benefit of RHJV Depositor, LLC provided in connection with the securitization pursuant to the Trust Documents. The sole assets of RHJV MOA, LLC are its interest in the Trust Documents, the Class H Certificates of the AMSR 2020-SFR4 Trust and a five percent (5%) risk retention interest in the securitization pursuant to the Trust Documents.
(b)The sole assets of Borrower are its ownership interest in the Properties.

(c)Except for liabilities (i) reflected or reserved on the Financial Statements,
(ii)incurred in the ordinary course of business (including by the direct owners of the Properties),
(iii)reflected in the Loan Documents and/or the Trust Documents, (iv) disclosed in the Diligence Information or otherwise disclosed in writing by Seller or (v) relating to the Properties (including without limitation, title matters, property condition matters, structural or environmental issues, and any property contracts entered into in connection with the ownership, management and maintenance of the Properties), none of the Company, RHJV or the Subsidiaries have any liabilities.

3.11No Bankruptcy None of Seller, the Company, RHJV or the Subsidiaries have (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension or readjustment of Seller’s, the Company’s, RHJV’s or the Subsidiaries’ indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Seller, the Company, RHJV or the Subsidiaries or any of their property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

3.12Tax Matters.

(a)The Company and to Seller’s knowledge, RHJV and the Subsidiaries, have prepared and duly filed, or caused to be prepared and duly filed, with the appropriate taxing authorities all federal, state and local income and other material Tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to the Company or RHJV, as applicable, and all such Tax Returns are true, correct and complete in all material respects. The Company and to Seller’s knowledge, RHJV, has paid all Taxes owed or payable by the Company or RHJV, as applicable, (whether or not shown on a Tax Return), including Taxes which the Company or RHJV, as applicable, is obligated to withhold.

(b)None of Seller, the Company or to Seller’s knowledge, RHJV or the Subsidiaries, have received a written notice that it is currently the subject of a tax audit or examination, and no tax audit or examination is currently threatened by any taxing authority.

(c)None of Seller, the Company or to Seller’s knowledge, RHJV or the Subsidiaries, have received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(d)Seller makes the additional representations and warranties regarding itself, the Company, RHJV and the Subsidiaries as set forth on Schedule 3.12 attached hereto.

3.13No Litigation. There is no action, suit or proceeding pending or threatened against Seller, the Company, RHJV or the Subsidiaries in either case with respect to or affecting the Interests, the Company, RHJV or the Subsidiaries, as applicable, or the transactions contemplated by this Agreement. There are no outstanding orders, writs, injunctions or decrees of any governmental authority against or affecting Seller, the Company, the Interests, RHJV, the Subsidiaries or the transactions contemplated by this Agreement.

3.14Employees. None of the Company, RHJV nor the Subsidiaries have and never have had any employees.

3.15Intentionally Omitted.

3.16.ERISA. None of Seller, the Company, RHJV nor the Subsidiaries are an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “Plan” as defined in Code Section 4975; (b) the assets of Seller, the Company, RHJV and the Subsidiaries, as of Closing, do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Code Section 4975; and (c) none of Seller, the Company, RHJV nor the Subsidiaries are a “governmental plan” within the meaning of Section 3(32) of ERISA, and the assets of Seller, the Company, RHJV and the Subsidiaries do not constitute plan assets of one or more such plans.

3.17.OFAC. None of Seller, the Company, RHJV nor the Subsidiaries have engaged in any dealings or transactions, directly or indirectly, (i) with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals or “blocked person” (each, a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person, (ii) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time, or (iv) any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (a) the Foreign Corrupt Practices Act, (b) the U.S. mail and wire fraud statutes, (c) the Travel Act, (d) any similar or successor statutes or (e) any regulations promulgated under the foregoing statutes. None of Seller, the Company, RHJV nor the Subsidiaries (x) are or plans to be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (y) is a person described in Section 1 of the Anti-Terrorism Order, and, none of Seller, the Company, RHJV nor the Subsidiaries have engaged in any dealings or transactions, or otherwise been associated with any such person.

3.18.Major Contracts. The Company is not a party to or otherwise bound by, any contract with a term of more than one (1) year that is not terminable upon thirty (30) days’ notice without penalty and having an annual monetary obligation in excess of $250,000.00.

ARTICLE 4
PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows as of the Closing Date:

4.1Organization; Validity and Execution.

(a)Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and in each jurisdiction where authorized to do business and has all necessary power and authority to carry on its business as is now being conducted.

(b)Purchaser has full power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and any related documents, instruments or agreements that may be necessary to fulfill its obligations hereunder, including, without limitation, the Assignment Agreement and the JV Agreement (collectively, the “Purchaser Transaction Documents”). This Agreement has been, and each of the other Purchaser Transaction Documents to which Purchaser is a party will, at the time of its execution, have been duly authorized, executed and delivered by Purchaser, and, when executed and delivered by Purchaser will constitute Purchaser’s legally valid and binding obligation, enforceable against Purchaser in accordance with its terms.

4.2No Conflict. The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, (i) does not conflict with or result in a violation of, or breach of, or constitute a default or potential default under, any law or administrative regulation (including any anti-bribery or corruption laws) or any of the terms, conditions, or provisions of any judgment, decree applicable to Purchaser; (ii) does not conflict with or result in a violation of, or breach of, or constitute a default or potential default under provisions of the organizational documents of Purchaser; and (iii) does not constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, amendment of, or loss of any benefit with respect to, any contract, agreement, deed, bond, note, resolution, indenture, mortgage, deed of trust, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

4.3Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with, any person or entity (including, without limitation, any governmental authority) by Purchaser which has not been obtained, given or made on or prior to the date hereof, in order to authorize or permit the consummation of the transactions contemplated by this Agreement and the other Purchaser Transaction Documents.

4.4No Bankruptcy. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension or readjustment of Purchaser’s indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Purchaser, its property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

4.5OFAC. Purchaser has not engaged in any dealings or transactions, directly or indirectly, (i) with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals or “blocked person” (each, a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person, (ii) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time, or (iv) any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (a) the Foreign Corrupt Practices Act, (b) the U.S. mail and wire fraud statutes, (c) the Travel Act, (d) any similar or successor statutes or (e) any regulations promulgated under the foregoing statutes. Purchaser
(x)is not and does not plan to be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons and (y) is not a person described in Section 1 of the Anti- Terrorism Order, and, Purchaser has not engaged in any dealings or transactions, or otherwise been associated with any such person.

ARTICLE 5
LIMITATION ON LIABILITY
5.1AS-IS; Limitation of Liability.
(a)Other than the representations and warranties expressly made by Seller in Article 3 and any other document delivered by Seller to Purchaser hereunder in connection with the Closing, the Interests are being sold on an “as-is”, “where-is” basis and without any representation or warranty.
(b)Except for the representations, warranties, covenants and agreements expressly provided in this Agreement, Purchaser, on its own behalf and on behalf of each of its direct or indirect affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (each a “Purchaser Releasing Party”), waives, effective as of the Closing, its and each Purchaser Releasing Party’s right to recover from, and forever releases and discharges, effective as of the Closing, Seller and Seller’s direct or indirect affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (the “Seller’s Indemnified Parties”), from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that exist or may arise on account of or in any way connected with the Interests or the Company.

(c)Except for the representations, warranties, covenants and agreements expressly provided in this Agreement, Seller on its own behalf and on behalf of each of its direct or indirect affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (each a “Seller Releasing Party”) waives, effective as of the Closing, its and each Seller Releasing Party’s right to recover from, and forever releases and discharges, effective as of the Closing, Purchaser and Purchaser’s direct or indirect affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (the “Purchaser’s Indemnified Parties”; and together with Seller’s Indemnified Parties, as applicable, the “Indemnified Parties”) from any and all Claims that exist or may arise on account of or in any way be connected with the Interests, or the Company.

(d)All representations and warranties in this Agreement made by either Party shall survive for the applicable Survival Period, and subject to the terms of this Agreement, each Party hereby agrees to indemnify, defend and hold harmless the other Party and its Indemnified Parties from and against any and all Claims that actually arise as a result of a breach of such representations and warranties. If written notice of any claim is delivered by either Party to the other Party within the applicable Survival Period, then all rights and remedies with respect to the matters which are the subject of such claim shall survive until full and final resolution of such claim and full payment of any amounts owed by the applicable Party as a result thereof. Except for such provisions that expressly survive the Closing or the termination of this Agreement, none of the terms and provisions of this Agreements shall survive the Closing or the termination of this Agreement, and all of the terms and provisions of this Agreement (other than those that expressly survive the Closing) shall be merged into the Assignment Agreement at Closing and shall not survive the Closing and no Party hereto shall have any liability hereunder after the Closing in respect of such provisions that do not survive the Closing. Notwithstanding any other provision of this Agreement to the contrary, Purchaser agrees that in no event shall any liability of Seller to Purchaser under this Agreement exceed an amount equal to the applicable Cap.

(e)In the event that Seller breaches any of its representations or warranties under Article 3 and Purchaser had actual knowledge of such breach and Purchaser nevertheless elects to proceed to Closing, then Purchaser shall be deemed to have waived any of its rights in connection therewith and Seller shall not have any liability in connection therewith.

(f)UNDER NO CIRCUMSTANCES MAY SELLER OR PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH EACH PARTY SPECIFICALLY WAIVES, FROM THE OTHER PARTY FOR ANY BREACH BY A PARTY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT.

(g)Purchaser acknowledges that this Agreement is entered into by Seller, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. Seller acknowledges that this Agreement is entered into by Purchaser, and Seller agrees that none of Purchaser’s Indemnified Parties shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.
(h)This Section 5.1 shall survive the Closing or the earlier termination of this
Agreement
5.2Attorney Costs. If either Purchaser or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing Party (as determined by the court, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees actually incurred from the other Party. The provisions of this Section
5.2 shall survive the Closing or any termination of this Agreement.

ARTICLE 6 BROKERAGE

6.1Brokers. Seller and Purchaser each represent and warrant to the other that, it has not dealt with any broker or finder in connection with the transaction described herein. Each Party hereby agrees to indemnify, defend and hold the other Party harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorney’s fees and disbursements, which such other Party may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person for fees, commissions or other compensation arising out of the negotiation of this transaction if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying Party.

6.2Survival. The provisions of this Article 6 shall survive any termination of this Agreement, and, if not so terminated, the Closing.
ARTICLE 7
MISCELLANEOUS
7.1Modification or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all Parties hereto.

7.2Entire Agreement. This document constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations, if any, are hereby terminated and canceled in their entirety and are of no further force or effect.
7.3Applicable Law and Severability. This Agreement shall be governed by the laws of the State of Delaware. Any provision herein held to be unenforceable shall be deemed severable and the remaining Agreement shall continue in full force and effect.
7.4Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of arbitration, will be determined by arbitration in Chicago, Illinois before one arbitrator. The arbitration will be administered by JAMS pursuant to JAMS’s Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This Section does not preclude the parties hereto from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any provision herein held to be unenforceable shall be deemed severable and the remaining Agreement shall continue in full force and effect.

7.5Successor and Assigns. Except as provided in the immediately following sentence, neither Seller nor Purchaser may assign its rights or obligations under this Agreement without the prior written consent of other Party. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representatives and permitted successors and assigns.

7.6Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

7.7Captions. The captions appearing at the commencement of the Sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the Section at the head of which it appears, the Section and not such caption shall control and govern in the construction of this document.

7.8Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument. The signature of any Party to any counterpart, electronic (scanned) signature, facsimile or photocopy thereof, may be appended to any other counterpart and when so appended shall constitute an original.

7.9No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the Parties hereto, to any person or entity other than each other.

7.10Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if (a) served personally, (b) mailed by a reputable overnight courier such as Federal Express, or (c) sent via email. If such notice, demand or other communication is served personally, notice shall be conclusively deemed given on the day notice is received. If such notice, demand or other communication is sent by overnight courier, notice shall conclusively be deemed given on the Business Day next following the deposit thereof with the courier. If such notice, demand or other communication is sent by email, notice shall conclusively be deemed given upon delivery to the parties set forth on Schedule 7.10.

Any Party may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other Party or Parties hereto.

7.11Costs. Each Party hereto agrees to pay its own respective legal fees and the costs of its third party professionals in connection with the transaction contemplated by this Agreement.

7.12Computation of Time. Whenever the last day for the exercise of any right hereunder or discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such right or duty may exercise such right or discharge such duty on the next succeeding day which is a Business Day.

7.13Confidentiality; Press Releases. Subject to Purchaser’s rights set forth in Section 7.16, each Party shall keep the terms of this Agreement, and any non-public information exchanged in connection with this Agreement, including the Diligence Information, confidential except for
(1) disclosure to such Party’s affiliates, its constituent entities (including direct and indirect owners), and their respective officers, employees, advisors, agents, actual and prospective investors and lenders, legal counsel, accountants, consultants, advisors, title companies, surveyors and other contractors; provided, that the Party making the disclosure shall (a) provide such information only to those persons who need such information for purposes of proceeding with the potential transactions contemplated by this Agreement, and (b) instruct the recipient to keep the information confidential, (2) disclosures such Party determines to be necessary to consummate the transactions, (3) disclosures such Party determines to be necessary in order to fulfill the disclosure obligations of such Party or its affiliates imposed by law or legal process so long as such Party provides the other Party with a reasonable opportunity to obtain a restraining order or take other protective action, and (4) disclosures by a Party of information that is available to such Party from any other source not subject to any confidentiality restrictions. In the event this Agreement is terminated for any reason, Purchaser shall immediately return or destroy (consistent with Purchaser’s internal document retention policies) any copies of the Diligence Information provided by Seller and confirm in writing to Seller its full return or destroy thereof. Any press release related to this Agreement or the transactions contemplated hereunder shall in each instance require the prior written approval of Purchaser and Seller.

7.14Tax Matters.

(a)Transfer Taxes. Seller shall be responsible for one hundred percent (100%) of all conveyance fees, recording charges and transfer, documentary, sales, use, stamp, registration and other taxes arising from the purchase and sale of the Interests, and Seller shall prepare and file all necessary Tax Returns and other documentation in connection with such Taxes and the Purchaser shall cooperate as necessary in filing any such Tax Returns.

(b)Tax Certificates. Purchaser and Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)Tax Treatment. The parties hereto intend that the payment by Purchaser of the Purchase Price in exchange for the Interests be characterized as a purchase and sale of partnership interests for U.S. income Tax Purposes. The Purchaser, the Company and the Seller shall file all Tax Returns and information reports in a manner consistent with this Section 7.14(c) and shall not take, or cause to be taken, any action or position that would be inconsistent with or prejudice the tax treatment described in this Section 7.14(c), except pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign law).

(d)Allocation of Purchase Price. The Seller and the Purchaser agree that the Purchase Price and any liabilities treated as assumed (plus other relevant items) shall be allocated among the assets of the Company consistent with the fair market values of such assets, in accordance with Section 741 and Section 751 of the Code and the Treasury Regulations thereunder and the principles set forth in Schedule 7.14(d), for all purposes (including Tax and financial accounting) as shown on an allocation schedule (the “Allocation Schedule”) prepared by the Purchaser and delivered to the Seller within 90 days following the final determination of Closing Working Capital in accordance with this Agreement for Seller’s review and comment. Seller shall submit any comments to Purchaser in writing within thirty (30) days of receiving the Allocation Schedule. Purchaser shall incorporate all reasonable comments of Seller to the Allocation Schedule. For the avoidance of doubt, to the extent that the Purchase Price is allocated to the Company’s interests in RHJV, such amount shall be further allocated to the assets of RHJV and its subsidiaries in a manner consistent with this Section 7.14(d). The Purchaser, the Company and the Seller shall file all Tax Returns and information reports in a manner consistent with this Section 7.14(d) and shall not take, or cause to be taken, any action or position that would be inconsistent with or prejudice this Section 7.14(d), except pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign law). Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.
(e)Section 754 Elections. The parties acknowledge and agree that it is their intention that the Company, RHJV, and any subsidiary of RHJV that is treated as a partnership for
U.S. federal income Tax purposes shall, to the extent an election under Section 754 of the Code is not already in effect with respect to RHJV or any such subsidiary, make a timely and valid election under Section 754 of the Code with respect to the taxable year that includes the Closing, in each case at Purchaser’s expense.
(f)Pre-Closing Taxes. Seller shall pay to the Company all Pre-Closing Taxes by the due date for the filing of the applicable Tax Return. “Pre-Closing Taxes” means: (a) any Taxes of the Company, RHJV or any of its subsidiaries relating to Tax periods that ends on or before the Closing and any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.14(g)) (including any Taxes relating to a Pre-Closing

Tax Period payable under the Partnership Tax Audit Rules); (b) any and all Taxes of the Company, RHJV or any of its subsidiaries arising in connection with the transactions contemplated by this Agreement (including any Taxes relating to a Pre-Closing Tax Period payable under the Partnership Tax Audit Rules); (c) Taxes described in Section 7.14(a); (d) any payments required to be made after the Closing Date under any Tax allocation, Tax sharing agreement, Tax indemnification agreement or other similar contract to which the Company, RHJV or any of their subsidiaries was obligated, or was a party, on or prior to the Closing Date; in each case together with any out of pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith.

(g)Straddle Periods. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (A) in the case of Taxes based upon, or related to, income, receipts, profits, wages, capital or net worth, or imposed in connection with the sale, transfer or assignment of property, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (B) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(h)Intentionally Omitted.

7.15Intentionally Omitted.

7.16SEC Filings; S-X 3-14 Audit. Seller and Purchaser acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, Purchaser may (a) prepare and file with the United States Security and Exchange Commission (“SEC”) any and all forms required to be filed by Purchaser in connection with this Agreement, including, but not limited to, an SEC Form 8-K; and (b) engage Seller’s auditor (the “S-X 3-14 Auditor”) to conduct an SEC regulation S-X Section 3-14 Audit (the “S-X 3-14 Audit”) of certain operating revenues and expenses with respect to the Interest and the Properties within sixty (60) days after the Effective Date. Seller acknowledges that the foregoing permits Purchaser to file with the SEC a copy of the body of this Agreement and any such filing may occur within four (4) Business Days after the Effective Date. In addition, Seller agrees to cooperate in good faith with Purchaser, at Purchaser’s sole cost and expense, to provide the S-X 3-14 Auditor with reasonable access during business hours to Seller’s books and records relating to the Interests and the Properties as reasonably required to complete any such S-X 3-14 Audit. All such information shall be provided on as as-is, where-is basis without any representation or warranty.

7.17Survival. This Article 7 shall survive the termination of this Agreement and, if not so terminated, the Closing.
ARTICLE 8

8.1Escrow Agreement.
(a)On the Closing Date, Escrow Agent shall hold the Purchase Price and make delivery of the Purchase Price to the Party entitled thereto under the terms of this Agreement and in accordance with any written instructions received from Seller and Purchaser. The tax identification numbers of the Parties shall be furnished to Escrow Agent upon request.

(b)The Parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the Parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence or fraud. Seller and Purchaser severally (on a 50/50 basis) shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence or fraud on the part of the Escrow Agent.

(c)The Parties shall deliver to Escrow Agent an executed copy of this Agreement. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at the Closing and the provisions of this Section 8; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall only become fully effective upon execution and delivery by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 8 and then only to the extent affecting Escrow Agent.

(d)The provisions of this Section 8 shall survive any termination of this Agreement, and, if not so terminated, the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Limited Liability Company Interest Purchase and Sale Agreement as of the Effective Date.

SELLER:

GEM VI RA HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Jonathan C. Romick
Name: Jonathan C. Romick
Title: Authorized Signatory

GEM REALTY SFR CO-INVEST, L.P., a Delaware limited partnership

By:	GEM Realty Managers VI, L.P., its general partner

By:	GEM Realty Capital, Inc., its general partner

By:	/s/ Jonathan C. Romick
Name: Jonathan C. Romick
Title: Secretary

PURCHASER:

LIPT SFR PORTFOLIO, LLC,a Delaware limited liability company

By:	/s/ Sean Meehan
Name: Sean Meehan
Title: Vice President

(Signature Page to Limited Liability Company Interest Purchase Agreement)

The undersigned agrees to perform as Escrow Agent in accordance with this Agreement.

BCHH, Inc.

By:	/s/ Charles Marino
Name: Charles Marino
Title: President